Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue

Cleveland, Ohio 44108

216-496-3238

August 12, 2019
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Second Quarter 2019 Results

CLEVELAND, OHIO, August 12, 2019 – Crawford United Corporation (OTC Pink: CRAWA), a Cleveland-based holding company serving diverse markets, today reported results for the three-month and six-month periods ended June 30, 2019.

For the quarter ended June 30, 2019, sales were $24.5 million compared with $13.6 million in the same period last year, an increase of 80%.  In this quarter, the Company recorded operating income of $2.8 million compared with operating income of $1.8 million in the same period last year, an increase of 54%. The increases in sales and operating income were the result of the acquisition of CAD Enterprises, Inc. (“CAD”) effective July 1, 2018 and organic growth in the other operating segments of the company. Net income was $1.8 million, or $0.57 per fully diluted share, compared to $0.4 million, or $0.13 per fully diluted share in the prior year, an increase of 364%.

For the six months ended June 30, 2019, sales were $46.4 million compared with $25.5 million in the same period last year, an increase of 82%.  In this six-month period, the Company recorded operating income of $5.4 million compared with operating income of $2.5 million in the same period last year, an increase of 118%.  The increases in sales and operating income were the result of the acquisition of CAD effective July 1, 2018 and organic growth in the other operating segments. Net income was $3.6 million, or $1.12 per fully diluted share, compared with net income of $0.8 million, or $0.24 per fully diluted share last year, an increase of 366%.

About Crawford United Corporation. Crawford United Corporation is a publicly-traded holding company serving diverse markets, including healthcare, aerospace, education, and petrochemical.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including deterioration of or instability in the economy, the markets the Company serves and the financial markets, developments and uncertainties in U.S. laws and policy, decreased availability or increased costs of materials used in producing the Company’s products, contractions or growth rates and seasonality or cyclicality of markets the Company serves, competition, loss of any key customer, the Company’s ability to successfully integrate the businesses it acquires and achieve the anticipated benefits of such acquisitions,  the impact of divestitures and dispositions, the impact of the Company’s debt obligations on its operations and liquidity, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:	Brian E. Powers, 216-496-3238

CRAWFORD UNITED CORPORATION

Consolidated Income Statement (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2019		2018		2019		2018
Sales	$24,514,636	100%	$13,593,192	100%	$46,350,723	100%	$25,471,892	100%
Cost of Sales	$19,287,703	79%	10,106,614	74%	36,293,902	78%	18,966,873	74%
Gross Profit	5,226,933	21%	3,486,578	26%	10,056,821	22%	6,505,019	26%

Product development costs	$-	0%	97,389	1%	-	0%	220,418	1%
Selling, general and administrative expenses	$2,435,380	10%	1,572,244	12%	4,694,197	10%	3,824,571	15%
Operating Income	2,791,553	11%	1,816,945	13%	5,362,624	12%	2,460,030	10%

Interest charges	284,579	1%	80,755	1%	550,652	1%	166,688	1%
Loss on sale of business	-	0%	1,160,574	9%	-	0%	1,160,574	5%
Other (income) expense, net	25,535	0%	49,450	0%	1,661	0%	108,266	0%
Income before Income Taxes	2,481,439	10%	526,166	4%	4,810,311	10%	1,024,502	4%
Income tax expense	649,960	3%	131,541	1%	1,233,374	3%	256,125	1%
Net income	$1,831,479	7%	$394,625	3%	$3,576,937	8%	$768,377	3%

Net income per common share
Basic	$0.66		$0.14		$1.30		$0.27
Diluted	$0.57		$0.13		$1.12		$0.24

Weighted average shares outstanding
Basic	2,755,916		2,880,719		2,755,764		2,880,070
Diluted	3,212,798		3,072,400		3,196,151		3,236,590